Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into this day of ___________, 2018, by and between Enertec Systems 2001 Ltd., an Israeli corporation with its principal address at 8 Hanapah St., Karmiel 2165314, Israel (hereinafter: “Enertec” or the “Company”), Coolisys Technologies, Inc., a Delaware corporation (“Coolisys” or Buyer”), DPW Holdings, Inc., a Delaware corporation (“DPW”), Micronet Enertec Technologies, Inc., a Delaware Corporation (“MICT”), and Mr. David Lucatz, Israeli ID# ________, an individual residing at ____________ (“Lucatz”) (MICT and Mr. Lucatz, jointly and severally, the "Consultant"). (Enertec, Coolisys, DPW and the Consultant are hereinafter referred to collectively as the “Parties” and individually as a “Party”.)

WHEREAS, on even date hereof (the “Closing Date”), Buyer has acquired the entire share capital of Enertec pursuant to a share purchase agreement dated December 31st , 2017 (the “SPA”) executed between Buyer, Enertec, Enertec Management Ltd. and MICT (the “Transaction”);

WHEREAS, as a pre-condition for the closing of the Transaction, and in view of the significant experience, expertise and capabilities of Lucatz in the electronic defense industry in the areas of finance, business development, management and other matters relating to the specific business and operations of Enertec, Buyer, as a condition for the closing of the Transaction and  in order to support its efforts to maximize the business performance of Enertec following the closing of the Transaction, has required MICT, personally and exclusively using Lucatz,  to provide certain consulting services of Lucatz to Enertec, effective as of the Closing Date and for the duration herein;

WHEREAS, Buyer has required MICT, personally and exclusively using Lucatz to take a lead role in approaching the banks and get their approval to the SPA without reducing the loans and credit lines available to the Company; and

WHEREAS, MICT and Lucatz have agreed to render the Services (as defined herein below) to Enertec on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, agreements, undertakings, representations and warranties herein contained, the Parties hereto agree as follows:

1.	Preamble and Headings

1.1	The preamble and exhibits to this Agreement and the statements of the Parties contained herein, constitute an inseparable part hereof.

1.2	The headings in this Agreement are for purposes of reference only, are not a material part hereof and shall not be used in its interpretation.

2.	Engagement

Enertec hereby engages MICT, using Lucatz personally and exclusively as set forth hereunder, to provide it with consulting and management services in relation to the strategic, business finance and operations affairs of Enertec, which shall include, business development services, marketing and general management services, operational and financing issues, banks, credit and investment banking services (the “Services”); MICT and Lucatz  agree to provide such Services, upon the terms and conditions set out herein.

3.	Services

3.1
The Consultant shall provide Enertec with the Services during the Term (as defined below) of this Agreement. Since the performance of the Services requires the specific expertise, skills, experience and knowledge of Lucatz, the Services will be performed by MICT exclusively through Mr. Lucatz personally unless otherwise agreed in writing by the Parties.

3.2
The Services shall be rendered at such time and scope coordinated by the Parties as necessary to the Company (but in no event to exceed 20% full time position (the “Scope”). Parties may prepare a work plan to be agreed by the Parties if so required by Enertec at any time following the Closing Date setting forth the items and priority for their performance. In the performance of the Services, Consultant shall report to the chairman of the Board of the Company and to the Board of Directors of the Company.  It being clarified that during his engagement hereunder, Lucatz shall continue to work and be employed by MICT and Micronet Ltd as CEO and Chairman of the board, respectively, and nothing contained herein shall limited and/or restrict or prevent Lucatz from continuing and performing his obligations pursuant to his previous engagements under his current contractual obligation (“Existing Obligations”). The Parties further acknowledge and confirm that the execution of this Agreement and its performance does not create any conflict of interest between Lucatz’s Existing Obligations and the Consultant’s obligations herein.

3.3
David Lucatz shall make himself available and shall use his best efforts to cause the banks to approve the change of control in the Company and to continue the loans and credit lines that are extended to the Company (without acceleration payment) as of the effective date of the SPA.

3.4
In performing the Services the Consultant shall: (i) act faithfully and professionally to and for the benefit of Enertec; (ii) comply and act in accordance with the instructions of the Chairman of the Board of Enertec; (iii) comply with all of the Company’s working and safety rules, working hours and holiday schedules when working at Company’s facility(ies) or premises; and (iv) be responsible for its actions while on Company’s premises or otherwise providing the Services requested by Company.

3.5
During the performance of the Services, Consultant, at his own expense and at all times, shall comply with any and all laws and ordinances and any and all rules, regulations, permits, licenses, and orders of public authorities applicable thereto, including, but not limited to, any such requirements imposed upon the Company with respect to the Services, as well as tax and social welfare laws, applicable worker’s compensation laws, unemployment insurance requirements, employer’s liability requirements, and minimum wage. Consultant shall file all reports required to be filed in the name of Consultant and pay all taxes, fees and charges required by laws, rules, regulations, and orders.

3.6
The Consultant represents and warrants to the Company: (i) the execution and delivery of this Agreement by Consultant, and the fulfillment of the terms by Consultant hereof: (a) will not constitute a default under or breach of any agreement or other instrument to which it is a party or by which it is bound, including without limitation, any confidentiality or non-competition agreement; (b) will not constitute a default under or breach of any provision of any law, regulation; (c) do not require the consent of any person or entity; (ii) it has not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith; (iii) it has obtained all permits required for the performance of the Services; (iv) the Services shall be performed without any use of any academic institution's facilities, equipment, resources, personnel, staff and students; (v) the Services shall be performed without the use of any academic institution's Intellectual Property Rights (as defined below) or any other unique, confidential or proprietary know-how; and (vi) all Services performed herein shall not violate, infringe, or misappropriate any patent, trade secret, copyright, trademark or other proprietary right.

4.	Term, Termination and Effect of Termination.

4.1
This Agreement shall enter into effect as of the Closing Date and shall remain in effect for a period of three (3) years (the “Term”), and neither party may terminate this Agreement except as set forth in Section 4.2 below.

4.2
Notwithstanding the generality of the foregoing, the Company may terminate this Agreement immediately, in any of the circumstances set forth in this Section 4.2 (each, a “Cause”): (i) breach by the Consultant of any of the material terms or conditions hereof with the Company, which, if capable of cure, was not cured within thirty (30) days of receipt by the Consultant of written notice thereof; (iv) bankruptcy of the Consultant; (v) willful misconduct, a felony committed or a fraud perpetrated against the Company, a parent or any subsidiary (if exists) thereof by the Consultant; or  (vi) the Consultant is employed, renders services or holds material equity interest or otherwise have an active role in any business or activity which is a competitive with the Company's business provided however that it being clarified that any such position assumed by Consultant prior to the date hereof is hereby excluded.

4.3
If this Agreement is terminated prior to the lapse of the Term (i) by Enertec, other than for Cause, Consultant shall be entitled to receive the full Compensation (as defined below) for the Services set hereunder until the lapse of the Term; and (ii) by Enertec for Cause, or by the Consultant, Consultant shall not be entitled to the Compensation (as defined below) for the remainder of the Term.

5.	Cooperation and Information

5.1
Enertec shall provide the Consultant with all information, data, and materials which shall reasonably be necessary to provide the Services hereunder, including without limitation, shall make available to Consultant all files, documents and records (including in any electronic or digital form). To the extent required, Enertec shall make available to the Consultant certain office facilities which are and may be required from time to time solely for the purpose of performing the Services.

5.2
Subject to applicable law, each Party hereto covenants and agrees to provide the other Party with, and to the disclosure to third parties of, all information reasonably required for the performance of its obligations.

6.	Consideration (Fee and Grant of Equity Based Compensation).

6.1
In consideration for the Services, Enertec will pay to MICT an annual fee of US$ 150,000 plus VAT, in twelve monthly equal installments, each in the amount of US$ 12,500 plus VAT (the “Fee”). The Fee will be paid  by no later than the 5th calendar day at each month for the previous month of Services against receipt of proper tax invoice delivered at least 2 days prior to such date. Payment of Fee shall be subject to withholdings taxes under applicable law which however shall not be withheld should a proper exemption be delivered to Enertec by MICT.

6.2
In addition to the Fee payable to MICT pursuant to Section 6.1 hereof, Enertec shall, reimburse MICT  for its reasonable Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the amounts previously approved in writing by Enertec and actually paid MICT  in connection with its performance of the Services including, without limitation, reasonable transportation, car expenses, per diem, telephone calls, cellular phone expenses, and/or any similar expense as evidenced by tax invoices. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by MICT  to Enertec of the statement in connection therewith together with the relevant tax invoices.

In addition to the Fee, DPW shall issue to MICT  an aggregate of 150,000 restricted shares (the “Restricted Shares”) of Class A common stock of DPW (the “Common Stock”) one day following the Closing Date (the “Grant Date”).  The Restricted Shares shall vest in accordance with the following schedule:

Vesting Dates, subject to approval by the NYSE American as described below	Shares of Common Stock
Grant Date	50,000
One year anniversary of the Grant Date	50,000
Two year anniversary of the Grant Date	50,000

The foregoing vesting schedule notwithstanding, if this Agreement is no longer in effect for any reason at any time before all of the Restricted Shares have vested, the unvested Restricted Shares shall be automatically forfeited upon such termination and neither DPW, the Buyer, the Company or any Affiliate thereof shall have any further obligations to the Consultant with respect to the Restricted Shares.

So long as this Agreement is still in effect, all Restricted Shares shall be fully vested as of immediately prior to the closing of an M&A Transaction.

“Affiliate” of a person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“M&A Transaction” means (i) the consolidation of the Company with, or a merger with or into, any third party, following which the Company’s stockholders immediately prior to such transaction, will own less than 50.1% of the surviving entity or the Company, as applicable, immediately following such transaction, or (ii) an acquisition or other transfer of all or substantially all of the Company’s securities or assets.

“Compensation” means the Fee and the Restricted Shares.

Consultant acknowledges that the Restricted Shares shall not vest until DPW obtains the approval of the NYSE American. DPW shall use all reasonable efforts, at its expense, to obtain such approval prior to the Grant  Date. If such approval is not obtained by DPW by the first anniversary of the Grant Date, DPW shall provide Consultant, at DPW’s sole option, either shares of common stock from an approved stock incentive plan pursuant to an effective S-8 registration statement or cash compensation. If DPW selects cash compensation, such cash compensation shall be determined by the parties or, if the parties failed to reach an agreement as shall be settled by an agreed mediator to be appointed by the parties within 15 days as of a party’s request to the other or if not appointed within such time, as shall be determined by the competent courts.

6.3
The Consultant agrees to pay any and all taxes, duties, fees and/or other impositions that may be levied pursuant to relevant law on the Consultant with regards to the provision of the Services under this Agreement, including, self-employment taxes due in respect of the Compensation and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant and/or anyone on the Consultant's behalf. All sums payable under this Agreement shall be made in US dollars and shall be subject to applicable withholding tax (collectively, the “Taxes”) which, if applicable, shall be paid by the Company at the rate and in the manner prescribed by law, and shall be deemed for all intents and purposes as part of the Compensation paid to the Consultant. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to the Consultant, the Company shall withhold said tax at the rate set forth in the certification or exemption issued by applicable tax authority or if there is no such certification, at the rate determined by said law, regulation or tax treaty provisions, unless the Consultant have presented to the Company with a valid tax withholding exemption certificate or other certification issued by the applicable tax authority, in which case the reduced or exempt withholding tax will apply.

6.4
The Compensation under this Section 6 shall constitute the total and exclusive compensation payable by the Company to Consultant for the Services rendered hereunder. Consultant shall not be entitled to any other form of compensation, commission, fee, bonus, expenses reimbursement or any other form of payment in connection with the Services. An amount equal to 10% of Consultant's Compensation shall be considered as a special compensation for the Consultant’s non-compete obligations and assignment of inventions, as set forth in Section 8 below.

6.5
If at any time or from time to time the Company shall determine to register any of its securities under the Securities Act of 1933, as amended (the “Securities Act”) for the account of a security holder or holders, the Company shall use its commercially reasonable efforts to cause to be registered under the Securities Act all of the Restricted Shares that Consultant shall so request be registered.

7.	Confidential Information.

Consultant agrees at all times during the Term and for a period of 30 months thereafter:

7.1
Not to disclose to any third party any technical and/or business information describing or related to products, development, manufacturing, or marketing activities of the Company, which is confidential and proprietary in nature (the “Confidential Information”) learned by Consultant at any time or any Confidential Information developed by Consultant pursuant to this Agreement; except such information which is now public or hereafter becomes published or otherwise generally available to the public other than through breach of this Agreement.

7.2
That Consultant will only disclose Confidential Information to third parties who have a need to know such information in order to carry out Consultant’s responsibilities hereunder, and only then to those who have been advised that such information is confidential and proprietary and then only to those who have agreed to accept the same obligation of confidentiality and non-use as Consultant.

7.3
Even after any Confidential Information obtained by Consultant or any Confidential Information developed by Consultant pursuant to this Agreement becomes generally available to the public, not to disclose the fact that such information was furnished to Consultant by Consultant, originated with Consultant or its Affiliates, or was developed by Consultant pursuant to this Agreement, unless that fact is also published.

7.4
Not to put to commercial use or use in any way except for the benefit of the Company any Confidential Information disclosed to Consultant or any Confidential Information developed by Consultant pursuant to this Agreement.

7.5
As used herein, Confidential Information includes any non-public information Consultant receives directly or indirectly from the Company or acquired or developed in the course of his consultancy and any other non-public information received or developed by, or disclosed to, Consultant during the course of or arising out of his previous employment with the Company, including by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets and background information), inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever, unless such information has been publicly disclosed by authorized officials of the Company. In the event information which is non-public becomes public due to disclosure by Consultant which is not authorized by the Company, such information shall be deemed non-public for purposes of this Agreement.

7.6
For the avoidance of doubt, the Consultant may disclose the Confidential Information to the extent required by law or order of a court or governmental agency. However, in such case, Consultant must give the Company prompt notice and consult with the Company about whether to obtain a protective order or otherwise protect the confidentiality of the Confidential Information, all as directed by and at the Company’s expense.

7.7
Great loss and immediate and irreparable injury may be suffered by the Company if the Consultant should breach or violate any of the covenants and agreements set forth in this clause. The Parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company’s interests.

8.	Intellectual Property.

8.1
As a material condition to which Consultant agrees in exchange for the opportunity to provide the Services, Consultant expressly acknowledges and agrees that all reports, documents, improvements, discoveries, inventions, processes, designs, plans, concepts, information, works, materials, data, programs, know-how, methods, developments, artwork, formulae,, other copyrightable works, techniques, derivative works and trade secrets, whether of a technical nature or not, and all Intellectual Property Rights therein (as defined below) (all whether patentable or not, registerable or not) (“Invention(s)”), made or developed by Consultant alone or in conjunction with any other person or entity while providing the Services or developed by the Consultant during the course of or arising out of Lucatz’s previous engagement with the Company, which relate to or affect the business of Company (the “Company Inventions”), shall be the sole and exclusive property of Company (“Company Intellectual Property”). Consultant expressly agrees to disclose and reveal to the Company all Company Intellectual Property, and all information regarding Company Intellectual Property, concurrent with the discovery or development of the Company Intellectual Property. Consultant hereby assigns to Company all rights, title, and interests in any Company Intellectual Property. Consultant agrees that he will not use or disclose any Company Intellectual Property without the express written permission of the Chief Executive Officer of the Company. The Consultant irrevocably appoints the Company as his attorney and, in his name and on his behalf, to execute and do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 8.

8.2
Consultant agrees and declares that it does not have any proprietary right and shall have no suit and/or claim of any kind against the Company in any matter relating, whether directly or indirectly, to any Company Inventions and the Intellectual Property Rights thereto. Without derogating from the aforementioned, the Consultant hereby explicitly waives any interest, claim or demand that it may have for, or may be entitled to, with respect to any consideration, compensation or royalty in connection with the Company Inventions, including but not limited to, any claims for consideration, compensation or royalty pursuant to Section 134 of the Israeli Patents Law of 1967 (the “Patents Law”) (if and as applicable). The Consultant hereby acknowledges and declares that the Compensation and any other benefits provided under this Agreement, constitutes the entire compensation to which he is entitled to and includes any and all consideration with respect to the Company Inventions developed by it. The Consultant hereby assigns and agrees to assign in the future (when any such Company Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all the Consultant's right, title, and interest in and to any and all Company Inventions (and all Intellectual Property Rights with respect thereto) and shall sign, execute and acknowledge, at the Company’s expense, any and all documents as may be necessary for the purpose of securing to the Company the Company Inventions. The Consultant hereby explicitly waives any interest, claim or demand for any moral rights that it has or may have in the future, with respect to the Company Inventions and all rights to assert against the Company, any claim whatsoever, before any forum, including without limitations judicial and administrative forums, with respect to said compensation for Company Inventions or with respect to said moral rights. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

8.3
Surrender of Material upon Termination of Agreement. Upon termination of this Agreement, Consultant shall return immediately to the Company all Company Intellectual Property (including all books, records, notes, data and information relating to the Company or its business and all other Company’s property), and must delete all electronic materials containing Confidential Information from its electronic information systems and confirm such deletion in writing to the Company, and will so certify in writing that he has done so.

9.	Non Compete/Restrictive Covenants.

9.1
In the course of the provision of the Services, the Consultant is likely to obtain knowledge or trade secrets of the Company. Accordingly, Consultant agrees that during the term of this Agreement and for a period of 18 months thereafter, Consultant shall not, without the prior written consent of the Chief Executive Officer of the Company: (a) directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person(s) who is or was at any time during the previous year an officer, director, representative, agent, service provider or employee of the Company. or (b) directly or indirectly carry on, be engaged (directly or indirectly, whether as an employee, independent contractor, partner, joint venturer, shareholder (other than as a shareholder of not more than 5% of the shares of a publicly traded company), investor, director, service provider or otherwise)), assist or otherwise provide or perform any services of any nature to, for or on behalf of any legal or natural person or any other entity engaged in the manufacture, distribution, sale or marketing of any products, solutions or services in competition with the Company’s business.

9.2	The Consultant acknowledges and agrees that the restrictions set out in this clause 9 are reasonable and necessary to protect the interests of the Company.

9.3
The provisions of Section 9.1 and 9.2 above shall not in any event apply to any work, services, holdings or otherwise which Lucatz, directly or indirectly, perform or may perform, have or may have, as part of his Existing Obligations.

10.	Limitation of liability

10.1	Neither party is assuming any liability for the actions or omissions of the other party except as stated in this Agreement.

10.2
The Company shall indemnify Consultant for claims arising out of Consultant’s performance of the Services similar to indemnification provided to its other consultants unless such claims arise from Consultant’s fraud or willful misconduct in connection with the performance of his work hereunder.

10.3
Notwithstanding any provision to the contrary, nothing in this Agreement limits or excludes either party’s liability to the extent it relates to: death or personal injury caused by its negligence; fraud; fraudulent misrepresentation; or any other liability which may not be lawfully limited or excluded.

10.4
Neither party shall be liable for consequential, special, incidental or indirect losses including, without limitation, (i) loss of profits, revenue or goodwill; (ii) loss of business or (iii) loss of anticipated savings. The aforementioned limitation shall not apply to the contractual compensation due under this Agreement.

10.5
Each party agrees to use all reasonable endeavours to mitigate any losses which it may suffer under or in connection with this Agreement (including in relation to any losses covered by an indemnity) and any amounts it seeks from the other party in respect of any such liability.

11.
Independent Contractor. The Consultant warrants that he is free to enter into this Agreement upon these terms and conditions and that there are no restrictions that might prevent him from rendering the Services or performing his obligations hereunder.

11.1
The Consultant warrants that he is aware that this Agreement is only an agreement for the provision of consultancy services on a strictly contractual basis, and does not create employer-employee relations between him and the Company and does not confer upon him any rights save for those set forth herein.

11.2
The Consultant shall attend to payment of the National Insurance contributions and any other payment imposed upon him as an independent contractor, and he shall be solely responsible in respect thereof. The Company shall be entitled to require the Consultant to produce evidence that such payments were effected.

11.3
The Consultant undertakes that he and/or anyone on his behalf shall not claim, demand, sue or bring any cause of action against the Company in connection with alleged employer-employee relations between him and the Company, and if he does so, he shall indemnify the Company for any expense that may be occasioned to it in respect of, or in connection with, a claim as aforesaid, including advocates’ professional fees.

11.4
Without prejudice to the generality of the aforesaid, it is hereby agreed that the Consultant shall not be entitled to receive from the Company severance pay and/or any other payment and/or other consideration deriving from employer-employee relations and/or the termination thereof and/or any social benefits. Therefore if, notwithstanding the agreement of the parties and the Consultant’s informed undertaking under this Agreement, and for any reason whatsoever, a competent authority, including a judicial body, shall determine that the Consultant was, or is, the Company’s employee, the following provisions shall apply: (a) In lieu of the Compensation that was paid to the Consultant from the Effective Date, Consultant shall be entitled a reduced consideration (gross) of 65% of the Compensation, which was paid to the Consultant under this Agreement (hereinafter the “Reduced Compensation”), retroactively from the Effective Date onwards. (b) The Consultant will be obligated to return the Company, on the day of the claim and/or demand which contradicts this Agreement, in which it will be claimed that Consultant was or is the Company’s employee – all additional payments, that the Consultant received from the Company exceeding the Reduced Compensation, as defined above (hereinafter the “Excess Amounts”). (c) Each Excess Amount, that the Consultant will be obligated to return to the Company as mentioned above - shall bear interest and shall be linked to the Cost of Living Index on the Consultant’s pay day – as compared to the Index on the day such amount will be returned to the Company. (d) The Company shall be entitled to set off such Excess Amounts against all amounts that the Consultant shall be entitled to under this Agreement, or under the decision of the Court or of any other competent tribunal as mentioned above, which shall not derogate from any other right of the Company to receive from the Consultant the rest of the amounts it is entitled to.

11.5
It is hereby agreed that the Consultant’s warranties and undertakings in this Section 11 herein are a fundamental condition of the Company’s contractual relationship with the Consultant, and the Compensation which the Consultant shall receive pursuant to this Agreement has been calculated in accordance with said warranties and undertakings.

12.
Jurisdiction and Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without giving effect to its choice of law rules.  Any action or proceeding arising out of or relating hereto shall be brought in the State of Israel. The Parties hereby agree to the exclusive jurisdiction of the courts of Tel-Aviv, Israel.

13.
Severability. If any provision of this Agreement shall be found invalid or unenforceable, such invalid or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

14.
Amendments; No Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Consultant and Enertec, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Either party will not (by contract, operation of law or otherwise) assign this Agreement or any right or interest in this Agreement without the prior written consent of the other party which shall not be unreasonably withheld. Notwithstanding the aforementioned, in the event of a Change of Control in MICT and/or if Lucatz shall not be employed, or consult with or continue to serve as an executive officer or director of MICT, this agreement shall automatically be assigned from MICT to Lucatz or any entity designated by Lucatz, and all rights and obligation of the Parties herein shall accordingly be assigned from MICT directly to Lucatz. For the avoidance of doubt, all rights related to the Restricted Shares, whether vested or unvested, shall automatically be transferred to Lucatz and to the extent required in order to consummate these provisions, any Restricted Shares issued to MICT shall be canceled and terminated and similar new Restricted Shares shall be issued to Lucatz.

 “Change of Control” means the consummation of any of the following events, in a single transaction or in a series of related transactions: (i) the acquisition of MICT by another person(s) or entity by means of shares purchase following which purchaser shall hold, immediately after such acquisition, more than 50% of the outstanding share capital or voting power of MICT or (ii), the acquisition of MICT by another person(s) or entity by means of a merger, reorganization, consolidation, or similar event in which such person(s) or entity, who is not an Affiliate of MICT, will hold, immediately after such acquisition, more than 50% of the outstanding voting power of MICT or surviving corporation; or (ii) the sale of all or substantially all of the assets of MICT (on a consolidated basis) to another entity (except an entity who is a member of the group or any other person(s) or entity who is affiliated with any of MICT’s controlling shareholders).

15.
Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

16.
Survival. Sections 6 (Term and Termination) (to the extent the Company terminates this Agreement during the Term other than for Cause), 7 (Confidentiality), 8 (Intellectual Property), 9 (Non-Compete), 10 (Indemnification), 11 (Independent Contractor), 12 (Jurisdiction and Governing Law), 13 (Severability), 16 (Survival), 18 (Notices and Addresses) shall survive termination or expiration of Consultant's engagement by the Company for any reason.

17.
No deductions or withholding. Amounts due and payable to Consultant under this Agreement shall not be withheld or delayed or deducted except as a matter of law or specifically stated under this Agreement.

18.	Notices and Addresses

18.1
The addresses of the Parties to this Agreement for the purpose of notices are as detailed in the preamble to this Agreement. The Parties are obligated to inform the other of any change in their address within 7 working days from the date of change.

18.2
Any notice given pursuant to this Agreement will be in writing and sent by e-mail, registered mail or delivered by hand.  Any notice sent by registered mail will be considered as reaching its destination within 10 working days from the date of sending it by the sending party from a post office and immediately if delivered by e-mail (return receipt requested) or by hand (postage prepaid, return receipt requested).

19.	This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by two of their respective authorized officers as of the date first above written.

Enertec Systems 2001 Ltd.	Micronet Enertec Technologies, Inc.

By:	By:
Name:	Name:
Title:	Title:

Coolisys Technologies, Inc.		DPW Holdings, Inc.
By:		By:
Name:	Amos Kohn	Name:	Milton Ault III
Title:	President & Chief Executive Officer	Title:	Charmain

Mr. David Lucatz

[Signature Page – Enertec Systems 2001 Ltd. - Consulting Agreement]